Exhibit 5.1
[BARBOSA, MÜSSNICH & ARAGÃO LETTER HEAD]
Registration Statement on Form F-4 of
Telemar Participações S.A.
(File Number 333-133992)
Rio de Janeiro, September 26, 2006
Ladies and Gentlemen:
     We have acted as Brazilian counsel to Telemar Participações S.A., a sociedade por ações organized under the laws of the Federative Republic of Brazil (the “Company”) in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form F-4 (File No. 333-133992 ) (as amended to the date hereof, the “Registration Statement”).
     In so acting, we have examined and relied upon originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, as we have deemed necessary or appropriate for the purposes of the opinion expressed below. In all such examinations, we have assumed, without any independent investigation or inquiry of any kind, the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity and completeness of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.
     We have assumed that there are no other documents, agreements or other arrangements involving any party or other relevant instrument that may in any way affect the opinions expressed herein. We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of the Company.
     Based upon the foregoing, and subject to each and all of the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Company has an authorized and outstanding capitalization as set forth in the Form F-4; all of the shares to comprise the capital stock of the Company which will be issued and outstanding upon the completion of the stock swap, or incorporação de ações, (“Shares”) as described in the Form F-4 will be duly authorized and validly issued, fully paid and non-assessable and free of statutory preemptive rights if, cumulatively, (i) issued as described in the Form F4, and (ii) if (a) the stock swap is duly and previously approved by the Agência Nacional de Telecomunicações (“Anatel”) (the Brazilian National Telecommunication Agency); (b) the stock swap is duly and previously approved by the applicable shareholders of the Company by vote issued in a Shareholders’ Meeting of the Company dully summoned and carried out for such purpose according with the Brazilian Federal Law No. 6.404/76 as amended (the “Brazilian Corporate Law”), (c) the stock swap, as well as the vote and the Shareholder Meeting mentioned in the foregoing item (b), occurs in compliance with (1) applicable Brazilian laws, including but not limited to the Brazilian Corporate Law, as in effect on the relevant date, and with (2) the Brazilian regulations issued by administrative authorities, including but not limited to, the Brazilian Exchange Commission and the Brazilian Central Bank, as in effect on the relevant date; and (d) does not conflict with any judicial order issued by a competent court, in effect in the relevant date.
     We are qualified to practice law in Brazil only and therefore the opinions expressed in this letter are limited to questions arising under the laws of Brazil. Therefore, this opinion does not cover any questions arising under or relating to any laws other than the laws of Brazil as in effect at the date of this opinion and we have assumed that there is nothing in any other law that affects our opinion.
     For purposes of the opinions set forth above, we have reviewed only those statutes, rules and regulations in Brazil that in our experience are normally applicable to stock swaps as contemplated in the Form F-4.
     In giving our opinion, we relied upon the information and the documents made available to us by the Company, in particular.
     This opinion is dated as of today and we also expressly disclaim any responsibility to advise with respect to any developments, modifications or circumstances of any kind occurring after the date hereof, even though such development or modification may affect the legal analysis, legal conclusion or any other matter set forth in or relating to this opinion letter.
     We express no opinion as to any agreement, instruments or other documents other than as specified in this letter.
     This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and may not be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent.
     We hereby consent to the filing of this opinion with SEC as an exhibit to the Registration Statement and to the reference made to our firm under the heading “Legal Matters” in the Registration Statement.
Very truly yours,
Barbosa, Müssnich & Aragão